Putnam High Yield Advantage
November 30, 2007

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A For the period ended November 30, 2007, Putnam Management has assumed $773 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters (including those described in Note 8).


72DD1(000s omitted)	Class A	    $29,751
				Class B  		   909
				Class C		    11

72DD2(000s omitted)	Class M		22,018
				Class R		    -
				Class Y		   1,415

73A1				Class A		0.447
				Class B		0.399
				Class C		0.252

73A2				Class M		0.434
				Class R		0.265
				Class Y		0.460

74U1	(000s omitted)	Class A		61,847
				Class B		 1,914
				Class C		   130

74U2	(000s omitted)	Class M		45,600
				Class R		    -
				Class Y		 8,107

74V1				Class A		6.05
				Class B		5.96
				Class C		5.95

74V2				Class M		6.05
				Class R		6.05
				Class Y		6.19


Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information about Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of certain costs related to actions involving claims of market timing activity in certain Putnam Funds have been submitted by the investment manager of the Registrant/Series.